Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
TRI-VALLEY CORPORATION
With Amendments through December 1, 2009

Pursuant to the provisions of Sections 242 and 245 of the Delaware General Corporation Law, the undersigned adopts the following Amended and Restated Certificate of Incorporation of such corporation:

ARTICLE ONE
NAME

The name of the corporation is TRI-VALLEY CORPORATION.

ARTICLE TWO
DURATION

The period of its duration is perpetual.

ARTICLE THREE
PURPOSES

The purpose for which this corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the Delaware General Corporation Law.

ARTICLE FOUR
CAPITALIZATION

The aggregate number of shares which the corporation shall have authority to issue is 20,000,000 shares of preferred stock with $0.001 par value and 100,000,000 shares of common stock with $0.001 par value.

The Board of Directors of the corporation is authorized, subject to the limitations prescribed by law, by resolution or resolutions, to provide for the issuance of the shares of preferred stock in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to determine or to fix the voting powers, full or limited, if any, and such designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(1)	The designation of the series, which may be by distinguishing number, letter or title.

(2)
The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(3)
The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, the relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of stock, and whether such dividends, if any, shall be cumulative or noncumulative.

(4)	The redemption rights and price or prices, if any, for the shares of the series.

(5)	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(6)	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation.

(7)
Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the corporation or any other corporation, and if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rate, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(8)	Restrictions on the issuance of shares of the same series or of any other series.

(9)           The voting rights, if any, of the holders of shares of the series.

ARTICLE FIVE
PURCHASE OF SHARES

The corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted surplus available therefor, and to any further extent that may be allowed by law.

ARTICLE SIX
REGISTERED OFFICE AND REGISTERED AGENT

The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of Newcastle, Delaware.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE SEVEN
LIABILITY OF DIRECTORS

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after the filing of  the Amended and Restated Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.  The corporation shall be obligated to indemnify its officers and directors against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses  incurred by that person to the full extent permitted under Delaware  law.  Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability or rights to indemnification of a director of the corporation existing at the time of  the  repeal or modification.

ARTICLE EIGHT
NO PREEMPTIVE RIGHTS

No stockholder of the corporation shall have any preemptive or similar right to subscribe for any additional shares of stock.

ARTICLE NINE
NO CUMULATIVE VOTING

At each election for directors, every shareholder entitled to vote at such election shall have the right to vote in person or by proxy the number of shares owned by such shareholder for as many persons as there are directors to be elected and for whose election that shareholder has a right to vote.  No shareholder shall have the right to cumulate the votes of that shareholder in any election of directors, except to the extent required by Section 2115 of the California Corporations  Code on the date of such election.

ARTICLE TEN
RELATIONSHIP WITH CREDITORS

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court or equitable jurisdiction within the State of  Delaware may, on the application in a summary way of this corporation or any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders  of  this  corporation,  as the case may be, to be summoned in such manner as the said court  directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the  said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE ELEVEN
MEETINGS

(a)           Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.  The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.  Elections of directors need not be written ballot unless the by-laws of the corporation shall so provide

(b)           Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, by any provision of the General Corporation Law of Delaware, the meeting and vote of stockholders may be dispensed with if the holders of a majority of the stock entitled to vote upon the action if a meeting were held (or of a majority of each class of stock when such vote is required to be taken by classes) shall consent in writing to such corporate action being taken, provided that in no case shall the written consent be by the holders of stock having less than the minimum percentage of the vote required by statute for the proposed corporate action, and provided that prompt notice be given to all stockholders of the taken of corporate action without a meeting by less than unanimous written consent.

ARTICLE TWELVE
INTERESTED DIRECTORS

No contract or other transaction of the corporation with any other persons, firm or corporation, or in which this corporation is interested, shall be affected or invalidated by (1) the fact that any one or more of the stockholders, directors or officers of this corporation is interested in or is a director  or officer of such other firm or corporation; or (2) the fact that any stockholder, director or officer of this corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction.  Each person who may become a stockholder, director or officer of the corporation is hereby relieved from any liability that might otherwise arise by  reason of his contracting with the corporation for the benefit of himself or any firm or corporation in which he may be in any way interested.

ARTICLE THIRTEEN
AMENDMENT

(a)           The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject  to  this reservation.

(b)           The  board  of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the  corporation.

ARTICLE FOURTEEN
ELECTION TO BE GOVERNED BY DGCL SECTION 203(b)

Pursuant to Section 203(b) of the Delaware General Corporation Law, the corporation elects to be governed by the provisions of Section 203(a) of the Delaware General Corporation Law, regardless of the number of stockholders of record holding the corporation’s stock.